SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
August 26, 2009
INTERMOUNTAIN COMMUNITY BANCORP
(Exact name of registrant as specified in its charter)
Idaho
(State or other jurisdiction of incorporation)

000-50667	82-0499463

(Commission File Number)	IRS Employer Identification No.
414 Church Street
Sandpoint, Idaho 83864
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (208) 263-0505
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On August 26, 2009, Intermountain Community Bancorp (the “Company”) executed a definitive Purchase and Sale Agreement (the “Purchase Agreement”) with Sandpoint Center, LLC and Sandpoint Center II, LLC (collectively, the “Purchaser”) to sell the Company’s headquarters building, the Sandpoint Center, and the affiliated parking lot located at 414 Church Street, Sandpoint, Idaho (collectively, the “Building”) for $24.8 million. The sale of the Building to the Purchaser under the Purchase Agreement closed on August 28, 2009.
     In conjunction with the Building sale, Panhandle State Bank (“PSB”), a wholly owned subsidiary of the Company, loaned the Purchaser approximately $21.1 million of the purchase price for the Building. In addition, PSB executed an agreement to lease the Building from the Purchaser (the “Lease”) for initial rent of approximately $1.6 million per year and an initial term of 20 years with three successive PSB options to extend the lease for an additional 10 years each. Because of the financing terms offered by PSB, the lease will be treated as a capital lease utilizing the financing method for accounting purposes.
     As previously disclosed, the Building secures indebtedness of the Company to Pacific Coast Bankers Bank under loan facilities of $9.0 million and $3.0 million, with a third $11.0 million loan facility secured by a certificate of deposit in the same amount. The Company will use the proceeds from the sale of the Building to pay off all of the loans outstanding with Pacific Coast Bankers Bank, which will cause the $11 million certificate of deposit to become unrestricted. The Company has entered into an agreement with PSB to contribute to PSB as additional capital at least $7.7 million of the $11 million that will become unrestricted funds upon payoff of the Company’s indebtedness to Pacific Coast Bankers Bank, which would bolster PSB’s tangible equity and regulatory capital position, and has further agreed to set aside and reserve approximately $1.5 million of the sale proceeds to cover certain obligations of PSB under the Lease. The Company will use any remaining funds from the Building sale or the release of the previously restricted $11 million for general corporate purposes.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Dated: August 28, 2009

INTERMOUNTAIN COMMUNITY BANCORP
By:	/s/ Curt Hecker
Curt Hecker
President and Chief Executive Officer

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